EXHIBIT 99.1

Management of Hangover Joes Encouraged about Future in the Face of Stock Volatility

Again this year Hangover Joes (along with many companies) is facing significant pressure on its stock. Although we will discuss the reasons later in this letter,  the first questions we think that need addressing are: 1) Where are we going,  and 2) Do we have what we need, at least on a priority basis.

On these two fronts, we have cause for optimism over time.  On the second question, being veterans of challenging circumstances, Hangover Joes management has tried to maintain  adequate reserves of cash, receivables, and inventory, keep overhead minimal, and prioritize spending to get the maximum return it can. While in each case the company would like more reserves, fewer pressures on resources and  more opportunities with higher short term recoveries, we believe we are strong enough to survive the fall months at a minimum while funding the main opportunities we have.

This would all be pointless if the prospects of the company were dim. They are not dim; they are very promising. Our test market reports continue to be favorable in what we think is the most important area, retail sell through of the product. We do have test markets with some of the well-known retail outlets we have dealt with in the past, and those test results to date are promising. Of course, we would prefer the tests be completed quicker, and there have been a few delays that we did not hope for but find understandable in the process of actually putting product on the shelf in some cases.

While we have positioned the company carefully to withstand our major challenges, we also continue to be encouraged by favorable trends in the energy drink area. The market has shown increasing desire for healthy energy, which is our main focus with Git-R-Done Energy, even to the point of some movement away from established brands in the beverage space. These long-term trends are very favorable for us.

We continue to be cognizant of the stock price and pressures it places on our shareholders. The factors behind this include some pressures that should subside but some that will continue.  The most challenging trend  which will continue to be with us for another 90 days at a minimum, is the selling pressure from the issuance of stock settlement of one of the  two major lawsuits from our past.  In terms of size, and resources obtained for what was expended, this has clearly been painful. We remind shareholders this was necessary to stay in business as we had defaulted on a large note due to some problems shipping orders in early 2013. The second major litigation (with our former manufacturer who we believe caused many of these problems in the first place) is where we hope we can recover damages against them in proportion to the pressures we currently  are facing on our stock, but that is for the legal system to decide.

We have also had some dilution from convertible notes. This has been criticized unfairly by some commentators since these parties have given us funding to support the positive statements above and the release of the very promising Larry the Cable Guy Git-R-Done Energy Drink. However, when combined with the stock price pressures from lawsuit settlements, the reserves from convertible notes do have some limitations on future potential funding's so it is crucial that we increase sales at events such as the upcoming NACS show in October and into 2015 with more shows and advertising and adding more distribution channels.

And of course, even if we had no selling pressures, the greater market for small caps (Russell 2000) has had a difficult year and September and October are historically the worst months in the stock market, so some pressure would exist even if we had no challenges to face! While we are considering promotional things for the stock, we have yet to devise a plan that makes sense given the constraints discussed above. This is subject to change as we continue to strive to maximize the benefits of being publicly traded.

In summary, we hope this letter is responsive to the legitimate concerns some of our investors have raised recently. We cannot  eliminate volatility at this point but we believe we can withstand the current pressures and build a company that will absorb these challenges, recover quickly, and ultimately far outshine the current fears. For those who can stay with us, we remain grateful and for those who are frustrated, we understand but want to remind them that their initial reasons for coming aboard were good ones and are still good, even if we had some things happen none of us hoped for.

Matthew Veal, CEO
 (HJOE) Hangover Joe's